Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

SYNCHRONY FINANCIAL

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	4.875% Senior Notes due 2025	457(r)	$750,000,000	99.928%	$749,460,000	$92.70 per $1 million	$69,474.95

The prospectus supplement to which this Exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate principal amount of that offering is $750,000,000.

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